UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 22, 2013 (January 18, 2013)

SeaCube Container Leasing Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-34931	98-0655416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Maynard Drive Park Ridge, New Jersey		07656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 391-0800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Amalgamation

On January 18, 2013, SeaCube Container Leasing Ltd., a Bermuda exempted company (the “Company”), entered into an Agreement and Plan of Amalgamation (the “Plan of Amalgamation”), by and among the Company, 2357575 Ontario Limited (“Parent”), an Ontario, Canada corporation, and SC Acquisitionco Ltd., a Bermuda exempted company and a subsidiary of Parent (“Acquisition Sub”). Parent and Acquisition Sub are affiliates of Ontario Teachers’ Pension Plan Board (“OTPP”), a corporation without share capital organized under the laws of Ontario, Canada. Pursuant to the Plan of Amalgamation and subject to the terms and conditions set forth therein, the Company and Acquisition Sub will amalgamate under the laws of Bermuda (the “Amalgamation”) and the amalgamated company (the “Amalgamated Company”) will continue as a subsidiary of Parent.

Pursuant to the Plan of Amalgamation, at the effective time of the Amalgamation, each issued and outstanding common share of the Company (“Common Shares”) (other than (i) Common Shares that are held by any stockholders who properly demand appraisal in connection with the Amalgamation under applicable law (“Dissenting Shares”) and (ii) the Carry-Forward Share (as such term is defined in the Plan of Amalgamation)) will be converted into the right to receive $23.00 in cash, without interest (the “Transaction Consideration”), other than any Common Shares owned by Parent or the Company or any of their wholly-owned subsidiaries (which will automatically be canceled with no consideration paid therefor). At the effective time of the Amalgamation, any vesting conditions or restrictions applicable to restricted common shares of the Company (each, a “Restricted Share”) outstanding immediately prior to the effective time will lapse and each such Restricted Share will be treated in accordance with the procedures outlined above for Common Shares.

The Plan of Amalgamation includes customary representations, warranties and covenants of the Company, Parent and Acquisition Sub. Among other things, the Company has agreed to conduct its business in the ordinary course of business and in a manner consistent with prior practice until the Amalgamation is consummated. The Company has agreed not to pay a quarterly dividend with respect to the fourth quarter of 2012.

Under the Plan of Amalgamation, consummation of the Amalgamation is subject to satisfaction or waiver of certain customary closing conditions, including, among others: the approval of the Amalgamation by the Company’s shareholders, the absence of certain legal impediments to the consummation of the Amalgamation, the receipt of required governmental consents and approvals and the expiration of any waiting periods under applicable regulatory clearance processes, no more than 8% of the Common Shares being Dissenting Shares and, subject to certain materiality exceptions, the accuracy of representations and warranties made by the Company and Parent, respectively, and compliance by the Company and Parent with their respective obligations under the Plan of Amalgamation.

The Plan of Amalgamation contains certain provisions giving each of the Company and Parent the right to terminate the Plan of Amalgamation under certain circumstances, including the right of the Company to terminate the Plan of Amalgamation in order to enter into a definitive agreement with a third party making an unsolicited acquisition proposal that the board of directors of the Company, in the exercise of its fiduciary duties, determines to be superior to the transaction with Parent. Upon termination of the Plan of Amalgamation, under specified circumstances (including those described above), the Company may be required to pay Parent a termination fee of $15,500,000.

The Plan of Amalgamation also provides that Parent will pay, or cause to be paid, to the Company an amount equal to $35,000,000 (the “Reverse Termination Fee”) if the Plan of Amalgamation is terminated by the Company under circumstances in which (i) Parent fails to consummate the Amalgamation when all the conditions set forth in the Plan of Amalgamation have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Amalgamation) and (ii)(A) specified consents relating to the refinancing of certain credit facilities have not been received and (B) such facilities are not refinanced or replaced at the closing of the Amalgamation.

The foregoing description of the Plan of Amalgamation and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan of Amalgamation, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference.

The Plan of Amalgamation has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Plan of Amalgamation were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Plan of Amalgamation; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Plan of Amalgamation (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Plan of Amalgamation instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Plan of Amalgamation may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Plan of Amalgamation, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

In connection with entering into the Plan of Amalgamation, Parent and Seacastle Operating Company Ltd. (the “Shareholder”) entered into a Voting Agreement, dated as of January 18, 2013, providing for the Shareholder’s agreement to vote all of the outstanding Common Shares then owned by it in favor of the transactions contemplated by the Plan of Amalgamation. The Voting Agreement provides that it will terminate if the Plan of Amalgamation is terminated in accordance with its terms, including in the event of a termination by the Company of the Plan of Amalgamation in order to enter into a definitive agreement with a third party making an unsolicited acquisition proposal that the board of directors of the Company, in the exercise of its fiduciary duties, determines to be superior to the transactions with Parent.

The foregoing description of the Voting Agreement is subject to and qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 99.1, and the terms of which are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Plan

On January 18, 2013, the Board approved the terms of and adoption of the Company’s Key Employee Severance Plan (the “Severance Plan”), which applies to executives and certain other key employees of the Company. Each of the Company’s named executive officers, Joseph Kwok, Chief Executive Officer, Stephen Bishop, Chief Financial Officer and Chief Operating Officer, and Lisa Leach, Vice President and General Counsel (together, the “NEOs”), is a participant in the Severance Plan. The Severance Plan provides that if, within the two-year period following a “change in control” of the Company, a participant’s employment is terminated, other than for death or disability, by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the Severance Plan), the participant will be entitled to receive (i) a lump sum cash severance payment (described below); (ii) a lump sum cash payment equal to COBRA premium cost for the amount of time remaining in the two-year period following the change in control; and (iii) accelerated vesting of unvested Restricted Shares. The benefits payable pursuant to the Severance Plan would be reduced by any severance benefits paid to a participant pursuant to any other agreement, policy or plan, including an employment agreement. The closing of the Amalgamation would constitute a change in control within the meaning of the Severance Plan.

The lump sum cash severance payment for the NEOs would equal the sum of (i) two times (in the case of Mr. Kwok) or one and a half times (in the case of Mr. Bishop and Ms. Leach) the sum of (A) the participant’s base salary and (B) the cash portion of the participant’s annual bonus in respect of the year preceding the severance event (the “Prior Annual Bonus”), and (ii) an amount equal to the Prior Annual Bonus pro-rated for the year in which the severance event occurs.

Payments under the Severance Plan are subject to the execution of a release of claims, perpetual confidentiality and nondisparagement covenants and noncompetition and nonsolicitation covenants for one year (in the case of Messrs. Kwok and Bishop’s termination of employment for any reason or Ms. Leach’s termination for Cause, resignation without Good Reason or retirement) or six-months (in the case of Ms. Leach’s termination without Cause or for Good Reason) following termination.

The foregoing description of the Severance Plan is subject to and qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Kwok Letter Agreement

On January 18, 2013, the Company and Acquisition Sub entered into a letter agreement with Joseph Kwok (the “Kwok Letter Agreement”) regarding Mr. Kwok’s employment with the Company as Chief Executive Officer and his ownership of equity in the Amalgamated Company. The Kwok Letter Agreement provides that Mr. Kwok will continue to be bound by the terms of his employment agreement with the Company, dated May 13, 2010, as amended by the Kwok Letter Agreement effective as of the closing of the Amalgamation, and that he will not resign from employment with the Company without “good reason” (as such term is defined in the employment agreement) prior to the closing of the Amalgamation. Mr. Kwok agrees that the Amalgamation will not trigger a “good reason” event under his employment agreement or the Severance Plan.

The Kwok Letter Agreement provides that Mr. Kwok’s employment agreement will be amended, effective as of the closing of the Amalgamation, to increase his annual base salary to $425,000, specify that the target for his annual performance bonus will be 100% of his base salary and the maximum will be 175% of his base salary, remove the provision allowing up to 50% of his performance bonus to be granted as restricted shares and revise the definitions of “cause” and “change in control” to be determined by reference to the corporate structure following the Amalgamation. The Kwok Letter Agreement also confirms that the closing of the Amalgamation will cause accelerated vesting of Mr. Kwok’s Restricted Shares. Mr. Kwok agrees to enter into a subscription agreement prior to the closing of the Amalgamation to invest $2.25 million in the Amalgamated Company. As an inducement to Mr. Kwok’s continued employment following the closing of the Amalgamation, the Kwok Letter Agreement provides that Mr. Kwok will be granted options to purchase shares of common stock of the Amalgamated Company upon or as soon as practicable following the closing of the Amalgamation covering a number of common shares of the Amalgamated Company representing approximately 33.75% of the option pool to be established pursuant to a stock option plan of the Amalgamated Company. The Kwok Letter Agreement will become null and void in the event the closing of the Amalgamation does not occur. If Mr. Kwok resigns without good reason or is terminated for cause prior to the closing of the Amalgamation, he will continue to be required to make the $2.25 million investment in the Amalgamated Company.

The foregoing description of the Kwok Letter Agreement is subject to and qualified in its entirety by reference to the full text of the Kwok Letter Agreement, a copy of which is attached hereto as Exhibit 10.2, and the terms of which are incorporated herein by reference.

Bishop Letter Agreement

On January 18, 2013, the Company and Acquisition Sub entered into a letter agreement with Stephen Bishop (the “Bishop Letter Agreement”) regarding Mr. Bishop’s employment with the Company as Chief Financial Officer and Chief Operating Officer. The Bishop Letter Agreement provides that Mr. Bishop will continue to be bound by the terms of his employment agreement with the Company, dated May 18, 2010, as amended by the Bishop Letter Agreement effective as of the closing of the Amalgamation, and that he will not resign from employment with the Company prior to the closing of the Amalgamation. Mr. Bishop agrees that the Amalgamation will not trigger a “good reason” event under his employment agreement or the Severance Plan.

The Bishop Letter Agreement provides that Mr. Bishop’s employment agreement will be amended, effective as of the closing of the Amalgamation, to increase his annual base salary to $315,000, specify that the target for his annual performance bonus will be 50% of his base salary and the maximum will be 75% of his base salary, remove the provision allowing up to 50% of his performance bonus to be granted as restricted shares and revise the definition of “change in control”. The Bishop Letter Agreement confirms that the closing of the Amalgamation will cause accelerated vesting of Mr. Bishop’s Restricted Shares. The Bishop Letter Agreement provides that upon the six (6) month anniversary of the closing of the Amalgamation, Mr. Bishop’s employment is expected to be terminated without “cause” (as such term is defined in the employment agreement) and, upon such termination of employment, Mr. Bishop will be entitled to severance benefits under the Severance Plan. If Mr. Bishop resigns prior to the six (6) month anniversary of the closing of the Amalgamation, Mr. Bishop will not be entitled to receive such severance benefits. The Bishop Letter Agreement will become null and void in the event the closing of the Amalgamation does not occur.

The foregoing description of the Bishop Letter Agreement is subject to and qualified in its entirety by reference to the full text of the Bishop Letter Agreement, a copy of which is attached hereto as Exhibit 10.3, and the terms of which are incorporated herein by reference.

Leach Letter Agreement

On January 18, 2013, the Company and Acquisition Sub entered into a letter agreement with Lisa Leach (the “Leach Letter Agreement”) regarding Ms. Leach’s employment with the Company and ownership of equity in the Amalgamated Company. The Leach Letter Agreement provides that Ms. Leach will not resign from employment with the Company without “good reason” prior to the closing of the Amalgamation and, from and after the closing of the Amalgamation, Ms. Leach’s employment with the Company will be governed by a new employment agreement entered into in connection with the closing of the Amalgamation substantially in the form attached to the Leach Letter Agreement. The Letter Agreement provides that the new employment agreement will provide for payment of an annual base salary of $288,000, eligibility to receive annual discretionary cash performance bonuses with a target of 50% of base salary and a maximum of 75% of base salary, and participation in the Company’s benefit plans and programs. In the event that Ms. Leach’s employment is terminated, other than by reason of death or disability, by the Company without “cause” or by Ms. Leach for “good reason” (as such terms will be defined in the new employment agreement), Ms. Leach will be entitled to receive, subject to her execution of a release of claims, cash severance equal to her annual base salary, payable in equal monthly installments for the one year following the effectiveness of such release of claims.

Ms. Leach agrees that the Amalgamation will not trigger a “good reason” event under her new employment agreement or the Severance Plan. The Leach Letter Agreement confirms that the closing of the Amalgamation will cause accelerated vesting of Ms. Leach’s Restricted Shares. Ms. Leach agrees to enter into a subscription agreement prior to the closing of the Amalgamation to invest $500,000 in the Amalgamated Company. As an inducement to Ms. Leach’s continued employment following the closing of the Amalgamation, the Leach Letter Agreement provides that Ms. Leach will be granted options to purchase shares of common stock in the Amalgamated Company upon or as soon as practicable following the closing of the Amalgamation covering a number of common shares of the Amalgamated Company representing approximately 7.5% of the option pool to be established pursuant to a stock option plan of the Amalgamated Company. The letter agreement will become null and void in the event the closing of the Amalgamation does not occur. If Ms. Leach resigns without good reason or is terminated for cause prior to the closing of the Amalgamation, she will continue to be required to make the $500,000 investment in the Amalgamated Company.

The foregoing description of the Leach Letter Agreement is subject to and qualified in its entirety by reference to the full text of the Leach Letter Agreement, a copy of which is attached hereto as Exhibit 10.4, and the terms of which are incorporated herein by reference.

Transaction Bonus

On January 18, 2013, the Board approved the payment of transaction bonus awards to certain employees who previously provided and are expected to continue to provide key support with respect to the transactions contemplated by the Plan of Amalgamation, including the payment of a $100,000 transaction bonus award to Lisa Leach (to the extent it will not fail to be tax deductible as a golden parachute payment), provided that she remains employed by the Company through the closing of the Amalgamation.

Item 8.01 Other Events

On January 18, 2013, the Company and OTPP issued a joint press release in connection with the Amalgamation. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes,” “anticipates,” “expects,” “may,” “will,” “should,” “estimates,” “intends,” “plans” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s shareholders and government or regulatory agencies; the risk that a condition to closing of the proposed transaction may not be satisfied; the Company’s and Parent’s ability to consummate the Amalgamation; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; operating costs and business disruption may be greater than expected; the ability of the Company to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Item 1.A in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Company and Parent caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company and Parent or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Neither the Company nor Parent undertakes any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and Parent. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company plans to file with the SEC other documents regarding the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to the Company’s shareholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations website page by clicking the “Investors” link at www.seacubecontainers.com or by sending a written request to the Company’s Secretary at 1 Maynard Drive, Park Ridge, NJ 07656, or by calling the Secretary at (201) 391-0800.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

2.1	Agreement and Plan of Amalgamation, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., 2357575 Ontario Limited and SC Acquisitionco Ltd.

10.1	SeaCube Container Leasing Ltd. Key Employee Severance Plan

10.2	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Joseph Kwok

10.3	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Stephen Bishop

10.4	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Lisa Leach

99.1	Voting Agreement, dated as of January 18, 2013, by and between 2357575 Ontario Limited and Seacastle Operating Company Ltd.

99.2	Press release, dated January 18, 2013, issued by Ontario Teachers’ Pension Plan Board and SeaCube Container Leasing Ltd. regarding the Amalgamation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACUBE CONTAINER LEASING LTD.

/s/ Lisa D. Leach
Lisa D. Leach
Vice President and General Counsel

Dated: January 22, 2013

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Amalgamation, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., 2357575 Ontario Limited and SC Acquisitionco Ltd.

10.1	SeaCube Container Leasing Ltd. Key Employee Severance Plan

10.2	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Joseph Kwok

10.3	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Stephen Bishop

10.4	Letter Agreement, dated as of January 18, 2013, by and among SeaCube Container Leasing Ltd., SC Acquisitionco Ltd. and Lisa Leach

99.1	Voting Agreement, dated as of January 18, 2013, by and between 2357575 Ontario Limited and Seacastle Operating Company Ltd.

99.2	Press release, dated January 18, 2013, issued by Ontario Teachers’ Pension Plan Board and SeaCube Container Leasing Ltd. regarding the Amalgamation